Exhibit 99.1

From:	DRYCLEAN USA. Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Second Quarter Results

Company Reports Record Revenues for the Six Month Period

Miami, FL – February 17, 2009, – DRYCLEAN USA, Inc. (NYSE ALTERNEXT: DCU) today reported revenues and earnings for the six and three month periods ended December 31, 2008. For the first six months of fiscal 2009, revenues increased by 24.9% to a record $12,964,465 from $10,381,524 for the same period of fiscal 2008. Net earnings increased by 48.7% to $434,691 or $.06 per diluted share compared to net earnings of $292,310 or $.04 per diluted share for the same period of fiscal 2008.

For the second quarter of fiscal 2009, revenues increased by 10.1% to $6,213,648 from $5,644,880 in the comparable period of fiscal 2008. Net earnings for the period increased by 25.9% to $225,690 or $.03 per diluted share compared to $179,266 or $.03 per diluted share for the second quarter of fiscal 2008.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated that “We are pleased to report record revenues and increased profits for the first half of fiscal 2009. Profit mix and order size caused our gross profit margins to decrease slightly, however, sales volume more than compensated for the difference.” Mr. Indelicato also indicated that, as a result of the current state of the economy, many projects are finding it difficult to obtain financing; however, to date, the Company has been successful in securing its share of potential orders.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

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DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (NYSE ALTERNET:DCU)

Summary Unaudited Consolidated Statements of Income

	Six months ended December 31,		Three months ended December 31,
	2008	2007	2008	2007

Revenues	$12,964,465	$10,381,524	$6,213,648	$5,644,880

Earnings before income taxes	701,039	461,074	371,053	284,502

Provision for income taxes	266,348	168,764	145,363	105,236

Net earnings	$434,691	$292,310	$225,690	$179,266

Basic and diluted earnings per share	$.06	$.04	$.03	$.03

Weighted average shares outstanding:
Basic	7,033,875	7,034,307	7,033,875	7,034,307
Diluted	7,033,875	7,037,472	7,033,875	7,037,333

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